Exhibit 10

AGREEMENT

This Agreement is made this 11th day of January, 2005 between Charles E. Miller (“Miller”) and Sizeler Property Investors, Inc. (“the Company”) for themselves and on behalf of their heirs, executors, administrators, successors, assigns, and legal representatives. The purpose of this Agreement is to set forth the terms and conditions which have been freely and mutually agreed upon by Miller and the Company in connection with Miller’s decision to voluntarily resign and sever his employment relationship with the Company effective at the end of the day January 11th, 2005. Miller and the Company agree as follows:

1. Miller will voluntarily resign from the Company effective end of the day January 11th, 2005. The Company agrees to accept his resignation. The decision to resign and the Company’s acceptance is irrevocable except upon the mutual, written agreement of the parties hereto.

2. The Company agrees that upon his resignation, it will pay in full to Miller all salary, vacation pay (if any is owed), or other benefits owed and due Miller by the Company arising out of or related to his employment by the Company, through the date of resignation.

3. As severance pay and in consideration for the promises Miller makes in this Agreement, the Company also will pay to Miller his current salary from the date of his resignation through December 31, 2005, payable on regular Company paydays, and subject to normal tax withholdings.

4. Upon his resignation, Miller will be eligible to elect COBRA. With respect to the total COBRA premium, Miller will pay an amount equal to the amount that he would have paid had he remained an employee of the Company and the Company will pay the difference between the total COBRA premium and the amount paid by Miller until December 31, 2005. The Execu-Care program will terminate upon Miller’s resignation.

5. Miller hereby indemnifies and holds the Company harmless from any and all liability which may be asserted against it by the United States of America or the State of Louisiana for social security, Medicare, unemployment compensation, or income taxes which may be due in connection with the payment of any consideration under this Agreement.

6. The Company will provide prospective employers with dates of employment and position held.

7. Miller specifically acknowledges that, solely as a result of this Agreement, he is entitled to receive sums of money and other things of value which he would not otherwise receive except as a result of entering into this Agreement with the Company, and that such money and other things constitute valuable consideration given by the Company in return for the promises and commitments which he makes herein to the Company.

8. Upon resignation, Miller agrees to leave in the possession of the Company or to return to the Company’s possession, all property belonging to the Company including but not limited to all files, records, notes, telephone indexes, keys, computers, computer access cards and/or codes, and credit cards.

9. Miller hereby agrees, in return for the consideration given above by the Company, on behalf of his heirs, executors, administrators, legal representatives, and assigns to release and forever discharge the Company, its owners, partners, successors, assigns, officials, employees, agents, lessees, managers, underwriters, insurers, directors, and legal representatives, including every other person or entity who might or who might hereafter become liable, from any and all claims, whether legal, equitable, or contractual, of any nature whatsoever which Miller may have, or may have had, for damages, debts, wages, interest, costs, attorney’s fees, and any other form of relief under any law, statute, regulation, ordinance, or constitutional provision of the United States of America, the state of Louisiana, or any political subdivision of either, growing out of his employment with or resignation from the Company.

10. Miller furthermore agrees that, in return for the consideration given above by the Company, he will provide any and all assistance, testimony, information, documents, or other aid necessary for the Company, its owners, partners, successors, assigns, officials, employees, agents, lessees, managers, underwriters, insurers, directors, and legal representatives, to prosecute or defend any and all legal or equitable actions, either civil or criminal, whether actual or potential, which may be brought against the Company, its owners, partners, successors, assigns, officials, employees, agents, lessees, managers, underwriters, insurers, directors, and legal representatives for any incidents, acts, or failure to act, whether intentional or negligent, by the Company, its owners, partners, successors, assigns, officials, employees, agents, lessees, managers, underwriters, insurers, directors, and legal representatives including Miller, that occurred during the time of his employment with the Company. Additionally, Miller will consult with the Company as needed with regard to financial, regulatory, legal, and any other matters for which the Company seeks his assistance.

11. This Agreement supersedes and cancels any and all other agreements, either oral or in writing, between Miller and the Company including: Change-In-Control Agreement dated August 8, 2003; Nonelective Deferred Compensation Agreement dated May 15, 2003 including the Amendment dated August 8, 2003 and the Consent to Freezing dated December 31, 2004; and Sizeler Property Investors, Inc. 1996 Stock Option Plan dated December 23, 2002; except for terms and provisions in those agreements which by their express language survive termination of employment. The Indemnification Agreement dated March 25, 2003 specifically survives, and Miller and the Company hereby acknowledge their mutual understanding that the Indemnification Agreement applies only to conduct through January 11th, 2005 (Miller’s date of resignation) and not to any conduct by Miller after January 11th, 2005. Miller also understands he remains entitled under the Nonelective Deferred Compensation Agreement dated May 15, 2003 including the Amendment dated August 8, 2003 and the Consent to Freezing dated December 31, 2004, to receive only the portion of deferred compensation in which he is vested as of the date of his resignation, subject to applicable law at the time of receipt.

12. Miller and the Company further agree that the existence of this Agreement as well as its terms and conditions will be kept strictly confidential and that they will not divulge the fact of its existence or its particulars to anyone except their attorneys or as may be required by law (including requirements of the Securities and Exchange Commission). They further agree that neither will disparage or criticize the other, or its officers, employees, or other representatives. In addition to his surviving obligations under paragraphs 7 and 9 of the Change-In-Control Agreement dated August 8, 2003, Miller agrees to the following:

a.

As a condition of entering this Agreement and without limiting any Company policies that may continue to apply to Miller, Miller agrees to treat any information concerning the Company and its business, finance and affairs, which Miller has in his possession in written or electronic form or of which Miller may be aware as a result of his employment with the Company even if not reduced to written or electronic form, strictly confidential, and, without the consent of the Company or pursuant to court order, to refrain from disclosing such information to any person or commenting upon the Company to any person, the restrictions in this sentence being intended to be in effect indefinitely. The Parties agree that the foregoing sentence precludes Miller from disclosing any information that derives independent economic value, actual or potential, with respect to the Company, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information.

b.	Miller will refrain for a period of one (1) year from serving as a financial officer or accounting officer of, or providing finance or accounting services to, any real estate investment trust, real estate limited partnership, or similar real estate investment vehicle or adviser or manager to any of the foregoing (collectively, a “Real Estate Company”) that is located anywhere in the United States; provided, that for these purposes, any Real Estate Company with real estate assets under management of at least $ 500 million shall not be deemed a Real Estate Company for purposes of this Agreement.

c.	Miller will also refrain from employment in any capacity with, or providing services to, any Real Estate Company for a period of two (2) years in any of the following parishes unless specifically authorized in writing by the Company; Orleans, Jefferson, Plaquemines, St. Charles, St. James, St. John the Baptist, St. Tammany, and St. Bernard. Miller understands that should he violate the foregoing obligations contained in this Section 12, in addition to any other remedies afforded the Company under this Agreement or otherwise, no further benefits under this Agreement will be due him, the Company will take necessary legal action to recover benefits already paid.

d.	The Parties agree that violation of this paragraph 12 will result in irreparable damage to the Company, and that in addition to any other available remedies, the Company shall be entitled to injunctive relief to enforce the provisions of this paragraph 12.

e.	The restrictive covenant contained in Section 12 of this Agreement shall be construed as a series of separate covenants, one for each state, city, county, parish or other political subdivision of the United States. Except for geographic coverage, each such separate covenant shall be deemed

f.	identical in terms to the covenants contained in Section 12. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of Section 12 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

13. Should any portion of this Agreement be declared unlawful or unenforceable, the remainder shall remain in force.

14. In addition to the provisions contained in Section 12, in the event that Miller would breach any of the terms of this Agreement, or take any action inconsistent with the promises he has made in this Agreement, then he agrees to immediately reimburse the Company for all compensation or other benefits given to him under this Agreement, and also to pay all of the necessary costs and reasonable attorney’s fees of the Company in defending against such action or to enforce the terms and conditions of the Agreement.

15. Miller and the Company acknowledge that no allegation of violation of any law or contract has been made in connection with Miller’s employment or decision to resign from the Company, nor is such to be inferred from or implied by the execution of this Agreement.

16. The Agreement will be construed under Louisiana law.

17. The Agreement will be binding upon any successor(s) to the Company.

This Agreement signed at Kenner, Louisiana this 11th day of January, 2005.

/s/ Charles E. Miller, Jr.	/s/ Thomas A. Masilla, Jr.
Charles E. Miller, Jr.	Thomas A. Masilla, Jr., President
On Behalf of the Company